HEI Exhibit 99.3

AMENDMENT 2002-3

TO THE

HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

In accordance with Section 8.1 of the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”), the Plan is hereby amended as follows:

1. Effective January 1, 2003, Section 1.1(a) of the Plan is amended and restated in its entirety to read as follows:

(a) Nonunion Employees. A nonunion Eligible Employee who first performs an Hour of Service on or after January 1, 2003, shall become eligible to participate as of the date he or she first performs an Hour of Service. A nonunion Eligible Employee who is actively employed on January 1, 2003, and who has not become a Participant prior to such date under the Plan’s prior eligibility rules, shall be eligible to participate as of January 1, 2003. A nonunion Eligible Employee who became a Participant prior to January 1, 2003, shall continue as a Participant.

2. Effective January 1, 2002, Section 1.1(c) of the Plan is amended and restated in its entirety to read as follows:

(c) Salary Reduction Elections. An Eligible Employee who has met the requirements for participation in Section 1.1(a) or 1.1(b) becomes a Participant by making a salary reduction election. A salary reduction election is an election by the Participant to forego taxable cash compensation in return for a tax-deferred, employer contribution of equal amount to the Participant’s Account in the Plan. A Participant’s salary reduction election becomes effective as soon as practicable following its completion and submission in accordance with procedures established by the Administrative Committee, but only with respect to amounts that are not currently available to the Participant at the time the election is made.

A Participant may amend or revoke a salary reduction election for any reason, such changes to take effect prospectively. If a Participant voluntarily terminates a salary reduction election, the Participant may resume salary reduction contributions by making and submitting a new election in accordance with procedures established by the Administrative Committee. A Participating Employer, the PIC, or the Administrative Committee may also revoke or amend a Participant’s salary reduction election to prevent the Participant from exceeding one of the maximum limitations described in Article III or in the event of a conflict between the salary reduction election and other payroll deductions authorized by the Participant or required by law. The Administrative Committee may adopt and modify rules and procedures for salary reduction elections.

This section supersedes Section 2 of Amendment 2002-2 to the Plan.

3. Effective January 1, 2002, Section 2.3 of the Plan is amended by revising and restating the last sentence of the fourth paragraph thereof to read as follows:

For the 2001 Plan Year and all Plan Years thereafter, HEI Power Corp. shall not make a HEIDI contribution for any Highly Compensated Employee for any Plan Year.

4. Effective July 1, 2002, Section 2.4 of the Plan is amended and restated in its entirety to read as follows:

Section 2.4 Rollover Contributions

(a) Direct Rollovers. With the consent of the Administrative Committee, a Participant or an Eligible Employee (whether or not a Participant) may make a “direct rollover” to the Plan of an eligible rollover distribution from: (i) a retirement plan qualified under Section 401(a) of the Code; (ii) an annuity plan described in Section 403(a) of the Code; (iii) an individual retirement account or individual retirement annuity described in Section 408 of the Code; (iv) an eligible Section 457(b) deferred compensation plan that is established and maintained by a State, political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State; or (v) an annuity contract described in Section 403(b) of the Code.

A “direct rollover” is a direct payment of an eligible rollover distribution by any reasonable means from the trustee or annuity provider of the former plan or arrangement to the Trustee of this Plan. The Administrative Committee may adopt reasonable standards and procedures for determining whether a proposed rollover is permissible under this Section and the applicable provision of the Code.

(b) Other Rollovers. The Administrative Committee may consider traditional rollovers by Eligible Employees. To protect the tax-qualified status of the Plan, the Administrative Committee may ask the Eligible Employee to provide an opinion of counsel or other evidence to establish that the requirements for a rollover distribution have been satisfied.

(c) After-Tax Rollovers from Employer Plans. The Plan may accept direct rollovers of after-tax amounts from retirement plans qualified under Section 401(a) of the Code. The Trustee shall separately account for such after-tax amounts.

This Section supersedes Section 4 of Amendment 2002-2.

5. Effective January 1, 2003, Section 4.3 of the Plan, as amended by Amendment 2002-2, is further amended by revising and restating subsection (f)(vi) thereof to read as follows:

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(vi) Number of Loans. Participants may have up to two loans outstanding, without restriction on the use of the loan proceeds, provided the maximum loan amount is not exceeded. Under no circumstances shall the Administrative Committee or the Trustee conduct the loan program in a manner which is more favorable to Participants who are HCEs than to other Participants.

6. Effective January 1, 2002, Section 6.7 of the Plan is amended and restated in its entirety to read as follows:

Section 6.7 Eligible Rollover Distributions

Notwithstanding any provision of the Plan to the contrary, a Participant, surviving spouse, or Alternate Payee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an “eligible rollover distribution” paid in a “direct rollover.” The Administrative Committee or the Trustee shall include a notice describing the payee’s right to make a direct rollover and describing certain tax consequences that will follow if a direct rollover is not effected (a “402(f) Notice”). The IRS has published a model 402(f) Notice.

An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code.

A “direct rollover” is a payment from the Trustee directly to the trustee of one of the following (provided it accepts direct rollovers): (i) a defined contribution retirement plan qualified under Section 401(a) of the Code; (ii) an annuity plan described in Section 403(a) of the Code; (iii) an individual retirement account or individual retirement annuity described in Section 408 of the Code; (iv) an eligible Section 457(b) deferred compensation plan that is established and maintained by a State, political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State, and that agrees to account separately for amounts rolled over to such plan; or (v) an annuity contract described in Section 403(b) of the Code.

A direct rollover may be made by a Participant, an Alternate Payee who is the spouse or former spouse of a Participant, or by a Beneficiary who is the surviving spouse of a Participant. Other Alternate Payees and Beneficiaries may not make direct rollovers.

This Section supersedes Section 17 of Amendment 2002-2.

7. Effective January 1, 2002, Section 10.7 of the Plan (the definition of “Compensation”), as amended by Amendment 2002-2, is further amended by adding the following new paragraph at the end thereof:

For purposes of this Section, effective for all Plan Years beginning on or after January 1, 1998, amounts treated as elective deferrals under Section 125 of the Code (elective cafeteria plan contributions) shall include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify in accordance with the Hawaii Prepaid Healthcare Act that he or she has other health coverage. An amount will be treated as an elective deferral under Section 125 and this paragraph only if the Participating Employers do not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

8. Effective January 1, 2003, Section 10.29 of the Plan (the definition of “Year of Eligibility Service”) is deleted in its entirety.

TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 23rd day of December, 2002.

HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By	/s/ Robert F. Clarke
Its member

By	/s/ Peter C. Lewis
Its member

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